 Exhibit 99.1

FOR IMMEDIATE RELEASE                                CONTACT:        Media Inquiries:
August 23, 2006                                                                Dorothy Brown Smith

       Corporate Communication
                                                                                (717) 396-5696

       Investor Inquiries:
       Beth Riley
       Director
       Investor Relations
                                                                       (717) 396-6354

Armstrong Holdings Inc. Discusses Armstrong World Industries Reorganization
LANCASTER, Pa., Aug. 23 /PRNewswire-FirstCall/ -- Armstrong Holdings, Inc., the parent company of Armstrong World Industries, Inc. ("AWI"), provided today additional information regarding the anticipated effect on Armstrong Holdings of the expected consummation of the
Chapter 11 reorganization of AWI. As previously announced, AWI's "Fourth Amended Plan of
Reorganization, as Modified" was recently confirmed by the U.S. District Court and AWI currently expects to emerge from Chapter 11 in the fourth quarter of 2006.
Pursuant to AWI's Chapter 11 Plan, Armstrong Holdings' ownership of AWI will end. All current
AWI stock will be cancelled and no payment or other distribution will be made to Armstrong
Holdings on account of its ownership interest. AWI will distribute to certain of its creditors under the Chapter 11 Plan cash and new common stock of reorganized AWI, and in certain circumstances may also distribute notes of reorganized AWI. These creditors include a trust that will be established to satisfy current and future asbestos personal injury claimants, and allowed unsecured creditors.
Although AWI's Chapter 11 Plan has been confirmed, Armstrong Holdings has filed a claim against
AWI in an unspecified amount in respect of intercompany accounts and, to the extent such claims are allowed by the Bankruptcy Court, Armstrong Holdings will participate on a pro rata basis in the distributions that are to be made under the Chapter 11 Plan to unsecured creditors. The cash and stock in AWI that Armstrong Holdings may receive as a result of such claims is not expected to have a value in excess of a few million dollars and there is no assurance that any claim will be allowed.
Upon AWI's cancellation of Armstrong Holdings' ownership of AWI pursuant to the Chapter 11
Plan, Armstrong Holdings also will have a substantial ordinary income loss. This loss will be in addition to the substantial net operating loss which AWI will incur in connection with consummation of its Chapter 11 Plan. As a result, the Armstrong consolidated group may be entitled to receive a tax refund based upon a carry back of a portion of the group's tax loss to prior years, in an amount estimated to be approximately $37 million. It is not possible for Armstrong Holdings to estimate at this time the amount, if any, of such tax refund to which it may be entitled. Armstrong Holdings may also be entitled to additional benefits from carrying forward the balance of its tax loss.
Following AWI's emergence from Chapter 11, Armstrong Holdings and AWI will cease reporting together as members of a consolidated group for U.S. federal income tax reporting purposes. A final federal income tax return for the companies on a consolidated basis is expected to be filed by
September 2007. After considering the result of its intercompany account claims and the tax consequences to Armstrong Holdings of AWI's emergence from Chapter 11, Armstrong Holdings is expected to decide whether or not to dissolve.
For access to copies of AWI's Chapter 11 Plan and related documents, please visit
http://www.armstrongplan.com.
       Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2005, Armstrong's net sales totaled nearly $4 billion. Based in Lancaster,
PA, Armstrong operates 41 plants in 12 countries and has approximately 14,600 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.
These materials may contain forward-looking statements within the meaning of the Private
Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our results could differ materially due to known and unknown risks and uncertainties, including developments in AWI's Chapter 11 case, tax law changes and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

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